Exhibit 99.1

News Release – January 8, 2009
Franklin Financial Services Corporation
Kenneth C. Ditzler (717) 261-3665

McCleary retires from Franklin Financial, F&M Trust boards

Franklin Financial Services Corporation announced that H. Huber McCleary retired from the boards of directors of both Franklin Financial and its subsidiary, F&M Trust, effective December 31, 2008.

McCleary joined the boards of Franklin Financial and F&M Trust in 1990. During his tenure he served on a variety of board committees, most recently the nominating and trust committees, having chaired the latter since 1998. McCleary, president of McCleary Oil Company, was re-elected to the board for the sixth time in 2006.

“Huber has displayed integrity and wisdom during his service on the board and to the bank over the last 18 years,” commented William E. Snell, Jr., president and CEO. “We will miss his invaluable insight and contributions. We express our sincere gratitude to him and wish him the very best in his retirement.”

Franklin Financial is the parent company of F&M Trust, the largest independent, locally owned and operated community bank headquartered in Franklin County with assets of approximately $880 million. F&M Trust has twenty-five community banking offices located through Franklin, Cumberland, Fulton, and Huntingdon Counties in Chambersburg, St. Thomas, Marion, Greencastle, Mont Alto, Waynesboro, Shippensburg, Boiling Springs, Carlisle, Newville, McConnellsburg, Orbisonia, Hustontown, and Warfordsburg. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.